Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-102090, 333-105743 and 333-185163 on Form S-3, Nos. 333-69254, 333-88230, 333-101042, 333-101043, 333-110431, 333-140470, 333-159924, and 333-173982 on Form S-8, No. 333-61440 on Form S-4/S-8, and No. 333-132017 on Form S-4 of AmerisourceBergen Corporation of our report dated November 27, 2012 (except for the changes as described in section  “Discontinued Operations Retrospectively Applied” of Note 1, as to which the date is July 16, 2013) with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries, included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 16, 2013